Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Advanced Micro Devices, Inc. pertaining to the 2007 Equity Incentive Plan of Xilinx, Inc. of our reports dated May 14, 2021, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in its Annual Report (Form 10-K) for the year ended April 3, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 14, 2022